Exhibit 99.1
                                                                    ------------

ADC Reports Results for First Fiscal Quarter 2006; U.S. and European Fiber-to-the-X (FTTX) Deployments Drive Global Fiber and Copper Connectivity Sales Higher; Raising 2006 Annual Sales Estimate

     MINNEAPOLIS--(BUSINESS WIRE)--March 1, 2006--ADC (NASDAQ:ADCT):

     -- Net Sales from Continuing Operations for 1Q06 Were $280 Million, Up 16% from 1Q05 (Excluding $17 Million of Fiber Optic Network Solutions'
          (FONS) Sales from 2006 Results, 1Q06 Sales Up 9% from 1Q05)

     -- Year-Over-Year Sales Growth Driven Primarily by 75% Growth in Fiber Connectivity Solutions and 25% Growth in Global Copper Connectivity Solutions Partially Offset By Lower Sales in Other Areas

     -- International Sales Were 45% of Total Sales; United States Sales Grew 30% Over 1Q05

     -- $0.02 GAAP Diluted Loss Per Share from 1Q06 Continuing Operations (Includes Deduction of $0.11 for Restructuring Charges, Amortization of Purchased Intangibles, FONS Employee Retention Expense and Stock-option Compensation)

     -- Total Cash Used By Operating Activities from Continuing Operations Was $14 Million

     -- Total Cash and Securities (Short- and Long-term) Were $471 Million at Quarter End

     ADC (NASDAQ:ADCT, www.adc.com) today announced results for its first fiscal quarter ended January 27, 2006 prepared in accordance with generally accepted accounting principles (GAAP). The results are summarized below for ADC and its operating segments, Broadband Infrastructure and Access, and Professional Services, on a continuing operations basis.
     "Our mission for fiscal 2006 is global growth and following significant sales growth in key areas during our first quarter we are raising our annual sales estimate to $1.325-$1.375 billion. In our first fiscal quarter of 2006, our global fiber and copper connectivity solutions grew significantly to support FTTX network deployments in the United States and Europe," said Robert E. Switz, president and CEO of ADC. "In 2006, we remain focused on four key global growth initiatives. First, we are uniquely positioned in helping our customers evolve the core of their networks to deliver next-generation video, data and voice services. Second, we are providing OmniReach(TM) fiber and copper connectivity solutions that telephone companies worldwide require to build advanced FTTX networks that deliver these video, data and voice services to consumers. Third, we are serving wireless operators worldwide with our Digivance(R) capacity and coverage systems, along with our connectivity solutions, to support their broadband wireless services in traditional wireless service areas as well as with in-building solutions. Fourth, we are offering our comprehensive TrueNet(R) structured cabling solutions to enterprises around the world for the deployment of copper, fiber and wireless infrastructure used to cost effectively deliver key business applications. We believe these global initiatives will enable ADC to again grow at rates faster than the overall growth rate of our industry in fiscal 2006."

     Continued Progress Toward Increasing Future Profitability

     "In our first quarter, we advanced several projects to transform our cost structure and position ADC for growth-driven operating leverage. We believe the benefits of these projects should begin to be visible in our financial results in the second half of 2006. We are working on reducing cost of sales as well as operating expense and expect the benefits of these and other cost savings measures to improve further in fiscal 2007 and beyond as we progress toward our three-year goal of 14% or better operating margins," said Gokul Hemmady, ADC's chief financial officer. "In the first quarter, we increased our manufacturing workforce in Mexico. We also began consolidating certain labor-intensive European operations, formerly conducted in several locations, to a lower-cost production facility in the Czech Republic. Third, we began working to move additional product lines to manufacturing operations in China. Finally, we brought most of our European operations onto ADC's worldwide enterprise resource planning system and expect most of our Asia-Pacific operations to be on this system later this fiscal year."

     GAAP Results (dollars in millions, except per share amounts), Continuing Operations


                               2006           2005           2005
ADC Results               First Quarter  Fourth Quarter First Quarter
-----------               -------------- -------------- --------------
Net sales                        $280.2          301.6          240.6
  Percent outside U.S.             44.7%          45.2%          50.5%
Gross margin                       30.5%          35.2%          34.1%
Amortization of purchased
 intangibles                       $6.5            5.4            2.6
Write-off of FONS-related
 acquisition charges
 (primarily in-process
 research and
 development)                        $-            4.5              -
FONS employee retention
 expense                           $2.4            1.6              -
Restructuring and
 impairment charges                $1.4            7.6            3.1
Stock-option compensation
 expense                           $2.8              -              -
Operating margin                  (1.4%)           1.6%           1.2%
Income (loss) from
 continuing operations            $(2.4)           2.5           14.1
Earnings (loss) per share
 from Continuing
 operations - diluted            $(0.02)          0.02           0.12


     Earnings per share for all periods are calculated giving effect to our one-for-seven reverse stock split, which became effective on May 10, 2005.

     Reconciliation of Adjusted Income and EPS From Continuing Operations

     The table below shows the impact of amortization of purchased intangibles, write-off of FONS-related acquisition charges, FONS employee retention expense, restructuring and impairment charges, non-operating gain and stock-option compensation expense included in GAAP results. In addition, the table reconciles GAAP results to adjusted income from continuing operations and related earnings per share to enable analysis of the impact of these charges, expenses and amortization.


Reconciliation of
 Adjusted Income and EPS
(dollars in millions,
 except per share              2006           2005           2005
 amounts)                 First Quarter  Fourth Quarter First Quarter
------------------------- -------------- -------------- --------------
GAAP income (loss) from
 continuing Operations            $(2.4)           2.5           14.1
Amortization of purchased
 intangibles                       $6.5            5.4            2.6
Write-off of FONS-related
 acquisition charges
 (primarily in-process
 research and
 development)                        $-            4.5              -
FONS employee retention
 expense                           $2.4            1.6              -
Restructuring and
 impairment charges                $1.4            7.6            3.1
Gain from note receivable
 sale                                $-              -           (9.0)
Stock-option compensation
 expense                           $2.8              -              -
                          -------------- -------------- --------------
Adjusted income from
 continuing Operations            $10.7           21.6           10.8
                          ============== ============== ==============
Adjusted earnings per
 share from continuing
 operations - diluted             $0.09           0.18           0.09
                          ============== ============== ==============
Average shares
 outstanding - diluted
    (millions)                    116.7          131.9          115.9
Convertible note interest
 add back in EPS
 computation                          -            2.5              -


     Other GAAP Data & Related Statistics

     Below are summarized certain ADC balance sheet and cash flow information on a GAAP basis and related statistics:


Balance Sheet Data and
 Related Statistics          January 27,    October 31,    January 28,
(dollars in millions)               2006           2005           2005
------------------------- -------------- -------------- --------------
Cash and cash equivalents
 - unrestricted                   $99.1          110.1           87.9
Short-term available for
 sale securities                 $338.8          335.3          425.0
Long-term available for
 sale securities                  $11.0           12.1           28.7
Restricted cash                   $22.2           23.6           24.9
                          -------------- -------------- --------------
Total cash and securities        $471.1          481.1          566.5
                          ============== ============== ==============
Current ratio                       3.4            3.0            3.4
Long-term notes payable          $400.0          400.0          400.0


     ADC's total cash, cash equivalents and available-for-sale securities (short- and long-term) were $471 million on January 27, 2006. The decrease from October 31, 2005 was primarily a result of cash used by operating activities from continuing operations. The decrease from January 28, 2005 was primarily a result of $173 million in payments for the FONS and OpenCell acquisitions in fiscal 2005 partially offset by $61 million of cash provided by operating activities and the remainder primarily being proceeds from asset sales in fiscal 2005. ADC believes that the remaining cash and securities balance is sufficient for organic growth plans in ADC's business as the first $200 million of convertible notes outstanding do not mature until June 15, 2008, and the other $200 million do not mature until June 15, 2013. All convertible notes have a conversion price of $28.091 per share. In addition, ADC's deferred tax assets, which are nearly fully reserved at this time, should reduce its income tax payable on taxable earnings in future years.


Cash Flow Data and
 Related Statistics            2006           2005           2005
(dollars in millions)     First Quarter  Fourth Quarter First Quarter
------------------------- -------------- -------------- --------------
Total cash provided by
 (used by) operating
 activities from
 continuing operations           $(13.7)          49.8          (17.0)
Days sales outstanding             59.5           58.4           53.5
Inventory turns -
 annualized                         5.5            5.6            5.8
Depreciation and
 amortization                     $16.6           25.7           13.9
Property and equipment
 additions, net of
 disposals                         $5.1           13.7            1.5


     In the quarter ended January 27, 2006, total cash used by operating activities from continuing operations was primarily a result of the pay down of current liabilities partially offset by income excluding primarily depreciation and amortization expense. In the quarter ended October 31, 2005, total cash provided by operating activities from continuing operations was primarily a result of income excluding primarily depreciation and amortization expense, as well as a decrease in working capital investments. In the quarter ended January 28, 2005, total cash used by operating activities from continuing operations was primarily driven by payments of current liabilities partially offset by income excluding primarily depreciation and amortization expense.

     Employees

     Total employees were approximately 8,500 as of January 27, 2006 compared to approximately 8,200 on October 31, 2005 and approximately 7,600 as of January 28, 2005. The increase from October 31, 2005 was primarily the result of increasing the manufacturing workforce in Mexico. The year-over-year increase in employees in the quarter was primarily a result of increased manufacturing capacity in Mexico to support higher sales volumes and the acquisitions of FONS on August 26, 2005 and OpenCell on May 6, 2005.

     GAAP Segment Results (dollars in millions), Continuing Operations

     Below are summarized the results for our two operating segments, Broadband Infrastructure and Access (BIA) and Professional Services (PS):


                                     BIA             PS   Consolidated
                          -------------- -------------- --------------
2006 First Quarter:
Net sales                        $228.5           51.7          280.2
Amortization of purchased
 intangibles                       $6.0            0.5            6.5
FONS employee retention
 expense                           $2.4              -            2.4
Restructuring charges              $1.4              -            1.4
Stock-option compensation
 expense                           $2.3            0.5            2.8
Operating income (loss)            $6.1           (9.9)          (3.8)
2005 Fourth Quarter:
Net sales                        $249.5           52.1          301.6
Amortization of purchased
 intangibles                       $4.9            0.5            5.4
Write-off of FONS-related
 acquisition charges
 (primarily in-process
 research and
 development)                      $4.5              -            4.5
FONS employee retention
 expense                           $1.6              -            1.6
Restructuring and
 impairment charges                $4.1            3.5            7.6
Operating income (loss)           $15.2          (10.5)           4.7
2005 First Quarter:
Net sales                        $186.3           54.3          240.6
Amortization of purchased
 intangibles                       $2.1            0.5            2.6
Restructuring charges              $2.5            0.6            3.1
Operating income (loss)            $6.6           (3.7)           2.9

Products By Segment
                                    2006           2005           2005
Percent of Total ADC               First         Fourth          First
 Sales                           Quarter        Quarter        Quarter
------------------------- -------------- -------------- --------------
Broadband Infrastructure
 and Access:
  Global Copper
   Connectivity                      37%            35%            34%
  Global Fiber
   Connectivity                      24             20             16
  Global Enterprise
   Connectivity                      13             16             17
  Wireless Access                     2              5              3
  Wireline Access                     6              7              7
                          -------------- -------------- --------------
    Total BIA                        82             83             77
                          -------------- -------------- --------------
Professional Services                18             17             23
                          -------------- -------------- --------------
Total ADC                           100%           100%           100%
                          ============== ============== ==============


     Broadband Infrastructure and Access

     Comparing first quarters on a year-over-year basis, BIA sales of $229 million were 23% higher driven primarily by a 75% increase in global fiber connectivity sales and a 25% increase in global copper connectivity sales partially offset by lower sales in other areas. Global fiber connectivity sales were strong in central-office infrastructure and FTTX deployments. First quarter 2006 sales of global fiber connectivity solutions were also boosted by $17 million in sales of FTTX products from FONS, which ADC acquired on August 26, 2005. Sales of global copper connectivity solutions grew strongly as a result of demand for ADC's products that support the copper infrastructure in fiber-to-the-node and -curb networks. Global enterprise connectivity sales were down 14% primarily as a result of the timing and shipment of orders. Wireless access sales were lower by 37% due to the timing of new products and customer deployments as expected. Wireline access sales were up 2%.
     BIA sales in the first quarter of 2006 were lower by 8% than the previous fourth quarter due to a seasonal slowdown in activity among ADC's customers during this period, which has been a typical historical trend. This was the result of a 29% decrease in global enterprise connectivity sales, a 73% decrease in wireless access sales and a 27% decrease in wireline access sales partially offset by a 16% increase in global fiber connectivity sales and approximately flat sales for global copper connectivity solutions. Global fiber connectivity sales increased primarily due to the FONS acquisition. Global copper connectivity sales held steady as a result of fiber-to-the-node and -curb deployments. Wireless access sales were lower, as expected, due to the timing of new products and customer deployments. Global enterprise connectivity sales were down primarily as a result of the timing and shipment of orders. Wireline access sales were down primarily as a result of historical first-quarter seasonal slowdown.

     Professional Services

     On a year-over-year basis, first quarter 2006 sales for Professional Services of $52 million decreased by 5% primarily as a result of lower sales in Europe partially offset by increased sales in the United States. On a quarterly sequential basis from the fourth quarter of 2005, Professional Services sales in the first quarter of 2006 decreased 1% on lower sales in both the United States and Europe.

     Updated Outlook for 2006 Annual Guidance and Information on Long-term Business Direction

     As announced in our fourth quarter 2005 earnings release on December 13, 2005 and in order to better align our guidance with the expected business cycle and its variabilities, we are continuing to provide annual guidance that reflects our long-term business direction in fiscal 2006. We remain committed to managing our business with a longer-term strategic perspective and expect that quarter-to-quarter fluctuations will continue to be a natural part of our business. These short-term variations can be difficult to plan and we do not believe they are critical to the long-term prospects for our business. We intend to provide annual numeric guidance with qualitative information on the long-term direction of the business.
     ADC currently expects our fiscal 2006 sales to be in the range of $1.325-$1.375 billion, which would represent a 13% to 18% increase over fiscal 2005 sales (previous fiscal 2006 sales guidance was in the range of $1.275-$1.350 billion). Based on this increased annual sales estimate and subject to sales mix and other factors, GAAP diluted EPS from continuing operations in fiscal 2006 is estimated to be in the range of $0.68 to $0.83 (includes approximately $0.32 of estimated charges listed in the table below.)


Reconciliation of Estimated EPS and Charges               Fiscal 2006
-------------------------------------------                Estimate
                                                         -------------
Estimated GAAP EPS
 from continuing operations - diluted                    $0.68-0.83(1)
Restructuring charges in first quarter 2006                      0.01
Amortization of purchased intangibles                            0.19
FONS employee retention expense(2)                               0.04
Stock-option compensation expense                                0.08
                                                         -------------
Estimated adjusted earnings per share
 from continuing operations - diluted                    $1.00-1.15(1)
                                                         =============

(1) Excludes potential future restructuring, impairment and acquisition-related charges, and certain non-operating gains/losses of which the amounts are uncertain at this time.

(2) The FONS employee retention expenses are scheduled to be incurred through the third fiscal quarter of 2006.


     "Looking ahead as a global leader in communications network infrastructure solutions, we believe that ADC can again grow sales in fiscal 2006 at rates faster than aggregate global communications equipment sales for wireline, wireless and enterprise networks," said Switz. "ADC's global customers are upgrading their networks for next-generation voice, data and video services. This creates many growth opportunities for ADC as new network builds are underway and expected to continue for FTTX, IPTV, carrier Ethernet, Voice-over-IP, wireless data and distributed antenna systems, and high-definition video services."

     ADC will continue to execute the following long-term growth strategy:

     -- Growing revenues through market share gains with existing products and customer deployments of new organic products.

     -- Acquiring products to build efficiencies of scale in ADC's core network infrastructure business, as we demonstrated with the 2004 acquisition of KRONE (global connectivity solutions), and the 2005 acquisitions of OpenCell (wireless distributed antenna systems) and FONS (FTTX solutions).

     -- Growing earnings through lower manufacturing costs and lower operating expenses as a percent of sales.

     --   Minimizing income tax payments due to a large deferred tax asset.

     As a result, ADC is confident of achieving progress toward its long-term goal of operating margins of 14% or better in the next three years. This goal excludes potential future restructuring, impairment and acquisition-related charges, of which the amounts are uncertain at this time, as well as any items referred to in ADC's guidance for estimated amortization of purchased intangibles, estimated stock-option compensation expenses and scheduled FONS employee retention expenses.
     The working days by quarter in fiscal 2006 are 59 days in the first quarter, 65 days in the second quarter, 62 days in the third quarter and 66 days in the fourth quarter. Second fiscal quarter sales are expected to follow historical seasonal patterns of sequential improvement from first fiscal quarter sales as customer capital spending budgets get approved and because of a 10% increase in working days. We believe that ADC's expansion into the new growth markets of FTTX, wireless and enterprise (which collectively represent about 24% of total first fiscal quarter sales in 2006 and 28% of total fiscal 2005 sales) may be changing the historical seasonal patterns for our business. In the past, because of our central office-based business, ADC experienced seasonal patterns of sequential sales growth in which our fourth quarter sales were higher than those in the third quarter. This historical seasonal pattern did not apply in fiscal 2005 primarily because of less predictable spending patterns for our FTTX and wireless products.

     Diluted EPS Calculation

     The calculation of GAAP diluted EPS from continuing operations is based on the if-converted method, which assumes that our convertible notes are converted to common stock, if such treatment is dilutive. This method results in the fully diluted EPS calculation for continuing operations using a:

     -- Numerator equal to the sum of income from continuing operations plus the addback of after-tax interest expense from the convertible notes. The convertible notes consist of $200 million in 1.0% fixed rate notes maturing on June 15, 2008 and $200 million in variable rate notes maturing on June 15, 2013, with an interest rate equal to 6-month LIBOR plus 0.375%. The interest rate for the variable rate notes will be reset on each June 15 and December 15. The interest rate on the variable rate notes is 5.045% for the six-month period ending June 15, 2006.

     -- Denominator equal to weighted average common shares outstanding for basic EPS plus employee stock options (where dilutive) plus 14.2 million shares assuming the convertible notes are converted to common stock.

     Income Tax Expense

     Starting in the third quarter of fiscal 2002, the tax benefits of ADC's pre-tax losses have been added to deferred tax assets with an offsetting valuation reserve. As of January 27, 2006, ADC had a total of $1,042 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a nearly full valuation reserve and as a result are presented on the balance sheet at an insignificant amount. Approximately $226 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through October 31, 2009. As we generate pre-tax income in future periods, ADC currently expects to record reduced income tax expense until either its deferred tax assets are fully utilized to offset future income tax liabilities or the value of our deferred tax assets are restored on the balance sheet. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after fiscal 2021.
     A copy of this news release, including the financial guidance it contains, can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.

     Reconciliations of Operating Expense and Operating Income

     The table below reconciles GAAP operating expense and income to adjusted operating expense and income to show the derivations of adjusted operating expense as a percent of sales and adjusted operating margin. These reconciliations enable analysis of the impact of the below charges, expenses and amortization on ADC's results.


Reconciliations                2006           2005           2005
(dollars in millions)     First Quarter  Fourth Quarter First Quarter
------------------------- -------------- -------------- --------------
GAAP operating expense            $89.4          101.4           79.2
Amortization of purchased
 intangibles                       $6.5            5.4            2.6
Write-off of FONS-related
 acquisition charges
 (primarily in-process
 research and
 development)                        $-            4.5              -
FONS employee retention
 expense                           $2.4            1.6              -
Restructuring and
 impairment charges                $1.4            7.6            3.1
Stock-option compensation
 expense                           $2.8              -              -
                          -------------- -------------- --------------
Adjusted operating
 expense                          $76.3           82.3           73.5
                          ============== ============== ==============
Adjusted operating
 expense as a percent of
 sales                             27.2%          27.3%          30.5%
                          ============== ============== ==============

GAAP operating income
 (loss)                           $(3.8)           4.7            2.9
Amortization of purchased
 intangibles                       $6.5            5.4            2.6
Write-off of FONS-related
 acquisition charges
 (primarily in-process
 research and
 development)                        $-            4.5              -
FONS employee retention
 expense                           $2.4            1.6              -
Restructuring and
 impairment charges                $1.4            7.6            3.1
Stock-option compensation
 expense                           $2.8              -              -
                          -------------- -------------- --------------
Adjusted operating income          $9.3           23.8            8.6
                          ============== ============== ==============
Adjusted operating margin           3.3%           7.9%           3.6%
                          ============== ============== ==============


     Today's Earnings Conference Call And Webcast at 5:00 p.m. Eastern

     ADC will discuss its first quarter 2006 results and current outlook on a conference call scheduled today, March 1, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 6:30 p.m. Eastern time, the replay of the call can be accessed until 11:59 p.m. Eastern time on March 8 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 4800101) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

     About ADC

     ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ:
ADCT) has sales into more than 140 countries. Learn more about ADC at www.adc.com.

     Cautionary Statement Regarding Forward Looking Information

     All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC Telecommunications cautions that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: any statements regarding future sales; profit percentages; earnings per share and other results of operations; our estimates of probable liabilities relating to pending litigation; the continuation of historical trends; expectations or beliefs regarding the marketplace in which we operate; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; capital resource needs, and the effect of regulatory changes. We caution that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: the magnitude and duration of the recovery from the significant downturn in the communications equipment industry which was primarily during our fiscal 2001 through 2003, particularly with respect to the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or displacement of us as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to product line acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our customers' willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by some of our customers, which can influence future sales to these customers as well as our ability to collect amounts due us; economic and regulatory conditions both in the United States and outside of the United States, as over 40.0% of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by third parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components, and our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; and other risks and uncertainties, including those identified in the section captioned Risk Factors in Item 1A of ADC's Annual Report on Form 10-K for the fiscal year ended October 31, 2005. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
               CONSOLIDATED BALANCE SHEETS - UNAUDITED
                            (In millions)

                                ASSETS

                                               January 27, October 31,
                                                  2006        2005
                                               -----------------------

CURRENT ASSETS:
  Cash and cash equivalents                         $99.1      $110.1
  Available-for-sales securities                    338.8       335.3
  Accounts receivable, net of reserves              185.3       195.6
  Unbilled revenue                                   32.6        38.1
  Inventories, net of reserves                      142.8       140.5
  Prepaid and other current assets                   44.1        33.4
                                               -----------------------

    Total current assets                            842.7       853.0

PROPERTY AND EQUIPMENT, net of accumulated
 depreciation                                       218.1       221.1

RESTRICTED CASH                                      22.2        23.6

GOODWILL                                            240.2       240.5

INTANGIBLES, net of accumulated amortization        158.7       165.0

Available-for-sales securities                       11.0        12.1

OTHER ASSETS                                         21.8        19.7

                                               -----------------------
  TOTAL ASSETS                                   $1,514.7    $1,535.0
                                               =======================

                 LIABILITIES & SHAREOWNERS' INVESTMENT

CURRENT LIABILITIES:
  Accounts payable                                  $81.4       $77.4
  Accrued compensation and benefits                  50.2        80.9
  Other accrued liabilities                          73.4        78.8
  Income taxes payable                               16.2        15.9
  Restructuring accrual                              29.5        33.3
  Notes payable                                       0.1         0.3
                                               -----------------------

    Total current liabilities                       250.8       286.6


  PENSION OBLIGATIONS & OTHER LT OBLIGATIONS         80.9        74.5
  LONG-TERM NOTES PAYABLE                           400.0       400.0
                                               -----------------------
    Total liabilities                               731.7       761.1

  SHAREOWNERS' INVESTMENT
    (117.0 and 116.6 shares outstanding)            783.0       773.9

                                               -----------------------
  TOTAL LIABILITIES AND SHAREOWNERS'
   INVESTMENT                                    $1,514.7    $1,535.0
                                               =======================

            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)

                                   For the Three Months Ended
                          --------------------------------------------
                           January 27,    October 31,    January 28,
                               2006           2005           2005
                          -------------- -------------- --------------
Products                         $240.5         $261.7         $199.7
Services                           39.7           39.9           40.9
                          -------------- -------------- --------------
NET SALES                         280.2          301.6          240.6

Products                          158.2          156.5          120.4
Services                           36.4           39.0           38.1
                          -------------- -------------- --------------
COST OF PRODUCT SOLD              194.6          195.5          158.5
                          -------------- -------------- --------------
GROSS PROFIT                       85.6          106.1           82.1
                          -------------- -------------- --------------
GROSS MARGIN                       30.5%          35.2%          34.1%

EXPENSES:
  Research and
   development                     19.0           19.8           15.2
  Selling and
   administration                  62.5           64.1           58.3
  Amortization of
   purchased intangibles            6.5            9.9            2.6
  Impairment charges                  -            0.2              -
  Restructuring charges             1.4            7.4            3.1
                          -------------- -------------- --------------
    Total Expenses                 89.4          101.4           79.2
                          -------------- -------------- --------------
      As a Percentage of
       Net Sales                   31.9%          33.6%          32.9%

OPERATING INCOME                   (3.8)           4.7            2.9
OPERATING MARGIN                  (1.4%)           1.6%           1.2%
OTHER INCOME (EXPENSE),
 NET:
    Interest                        1.3            1.9            0.9
    Other                           1.4           (1.7)          11.3
                          -------------- -------------- --------------

INCOME BEFORE INCOME
 TAXES                             (1.1)           4.9           15.1
PROVISION (BENEFIT) FOR
 INCOME TAXES                       1.3            2.4            1.0
                          -------------- -------------- --------------
INCOME FROM CONTINUING
 OPERATIONS                        (2.4)           2.5           14.1

DISCONTINUED OPERATIONS,
 NET OF TAX:
    Income (loss) from
     discontinued
     operations                       -           (0.2)           2.2
    Gain (loss) on sale
     of discontinued
     operations, net                  -           (1.4)          36.2
                          -------------- -------------- --------------
      Total Discontinued
       Operations                     -           (1.6)          38.4

                          -------------- -------------- --------------
(Loss) earnings before
 the cumulative effect of
 a change in accounting
 principle                         (2.4)           0.9           52.5
Cumulative effect of a
 change in accounting
 principle                          0.6              -              -
                          -------------- -------------- --------------

NET INCOME (LOSS)                 $(1.8)          $0.9          $52.5
                          ============== ============== ==============
NET MARGIN                        (0.6%)           0.3%          21.8%

AVERAGE COMMON SHARES
 OUTSTANDING - BASIC              116.7          116.5          115.6
                          ============== ============== ==============
AVERAGE COMMON SHARES
 OUTSTANDING - DILUTED            116.7          117.7          115.9
                          ============== ============== ==============

EARNINGS (LOSS) PER SHARE
 FROM CONTINUING
 OPERATIONS - BASIC &
 DILUTED                         $(0.02)         $0.02          $0.12
                          ============== ============== ==============
EARNINGS (LOSS) PER SHARE
 FROM DISCONTINUING
 OPERATIONS - BASIC &
 DILUTED                             $-         $(0.01)         $0.33
                          ============== ============== ==============
EARNINGS (LOSS) PER SHARE
 FROM CHANGE IN
 ACCOUNTING PRINCIPLE -
 BASIC & DILUTED                     $-             $-             $-
                          ============== ============== ==============
NET EARNINGS (LOSS) PER
 SHARE - BASIC & DILUTED         $(0.02)         $0.01          $0.45
                          ============== ============== ==============

                        SUPPLEMENTARY SCHEDULE
            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
              EARNINGS PER SHARE CALCULATION - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)


Numerator:                         For the Three Months Ended
                          --------------------------------------------
                           January 27,    October 31,    January 28,
                               2006           2005           2005
                          --------------------------------------------
Net income (loss) from
 continuing operations -
 basic & diluted                  $(2.4)          $2.5          $14.1
                          ============================================

Denominator:
Weighted average common
 shares outstanding -
 basic                            116.7          116.5          115.6
Employee options and
 other                                -            1.2            0.3
                          --------------------------------------------
Weighted average common
 shares outstanding -
 diluted                         $116.7         $117.7         $115.9
                          ============================================

Basic & Diluted income
 (loss) per share from
 continuing operations           $(0.02)         $0.02          $0.12
                          ============================================

            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                            (in millions)
                     SUBJECT TO RECLASSIFICATION

                                       Three Months Ended
                           January 27,    October 31,    January 28,
                               2006           2005           2005
                          -------------- -------------- --------------
Operating Activities:
   Net Income From
    Continuing Operations         $(2.4)          $2.5          $14.1
  Adjustments to
   reconcile net (loss)
   income from continuing
   operations to net cash
   used by operating
   activities from
   continuing operations:
    Impairments                       -            0.2              -
    Depreciation and
     amortization                  16.6           25.7           13.9
    Change in bad debt
     reserves                       1.0           (0.2)          (0.4)
    Non-cash stock
     compensation                   3.4            0.8            0.7
    Change in deferred
     income taxes                   1.4            2.5            0.6
    Loss (Gain) on sales
     of property and
     equipment                      0.7            0.3           (0.6)
    Other, net                     (2.2)           2.3          (12.3)
    Changes in operating
     assets and
     liabilities, net of
     acquisitions and
     divestitures:
      Accounts receivable
       and unbilled
       revenues                     8.8           21.2           15.9
      Inventories                  (1.4)          (6.3)         (10.0)
      Prepaid and other
       assets                      (6.6)          (6.6)          (4.0)
      Accounts payable              3.4           (3.6)          (1.2)
      Accrued liabilities         (39.1)          11.3          (34.9)
      Pension liabilities           2.7           (0.3)           1.2
                          -------------- -------------- --------------
        Total cash
         provided (used)
         by operating
         activities from
         continuing
         operations               (13.7)          49.8          (17.0)
        Total cash
         provided (used)
         by operating
         activities from
         discontinued
         operations                   -            0.9            0.7
                          -------------- -------------- --------------
        Total cash
         provided (used)
         by operating
         activities               (13.7)          50.7          (16.3)

Investing Activities:
  Acquisitions, net of
   cash acquired                      -         (166.1)             -
  Divestitures, net of
   cash disposed                      -           (0.8)          33.6
  Property and equipment
   additions                       (5.1)         (13.7)          (4.6)
  Proceeds from disposal
   of property and
   equipment                          -              -            3.1
  Change in restricted
   cash                             1.5           (7.2)          (3.0)
  Purchases of Available-
   for-Sale Securities           (135.5)        (223.1)        (270.9)
  Sale of Available-for-
   Sale Securities                133.4          366.7          278.7
  Other                             0.3              -              -
                          -------------- -------------- --------------
        Total cash
         provided (used)
         by  investing
         activities                (5.4)         (44.2)          36.9


Financing Activities:
  Increase (Decrease) in
   debt                               -            0.2              -
  Common stock issued               5.9            2.2            0.9
                          -------------- -------------- --------------
        Total cash
         provided (used)
         by financing
         activities                 5.9            2.4            0.9

Effect of exchange rate
 on cash                            2.2              -            0.2
                          -------------- -------------- --------------

(Decrease) Increase in
 cash and cash
 equivalents                      (11.0)           8.9           21.7

Cash and cash
 equivalents, beginning
 of period                        110.1          101.2           66.2
                          -------------- -------------- --------------

Cash and cash
 equivalents, end of
 period                           $99.1         $110.1          $87.9
                          ============== ============== ==============


     CONTACT: ADC, Minneapolis
              Investor Relations:
              Mark Borman, 952-917-0590
              or
              Public Relations:
              Steve Grady, 952-917-0232